CODE OF ETHICS

Pinnacle Family Advisors, LLC

Introduction

This is the Code of Ethics (the "Code") of Pinnacle Family Advisors, LLC (the "Company"). The Company’s Policies on Insider Trading and Personal Securities Transactions are included in the Code. This Code of Ethics was designed to comply with applicable federal and state securities laws.

General Principles

The Company is a fiduciary for its investment advisory clients. Because of this fiduciary relationship, it is generally improper for the Company or its Associated Persons to:

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use for their own benefit (or the benefit of anyone other than the client), to the detriment of the client, information about the Company’s trading or recommendations for client accounts; or

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take advantage of investment opportunities that would otherwise be available for the Company’s clients.

Also, as a matter of business policy, the Company wants to avoid even the appearance that the Company, its Associated Persons, or others receive any improper benefit from information about client trading or accounts or from our relationships with our clients or with the brokerage community.

The Company expects all Associated Persons to comply with the spirit of the Code, as well as the specific rules contained in the Code.

The Company treats violations of this Code (including violations of the spirit of the Code) very seriously. Violation of either the letter or the spirit of this Code, may result in the Company taking disciplinary measures,  including,  without  limitation,  imposing  penalties  or  fines,  reduction  of  compensation, demotion, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating of employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. Nevertheless, the Code can be violated by  failing  to  file  required  reports,  or  by  making  inaccurate  or  misleading  reports  or  statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

Definitions

These terms have special meanings in this Code of Ethics:

Supervised Person – The Advisers Act defines a "supervised person" as any partner, officer, director (or  other  person  occupying  a  similar  status  or  performing  similar  functions),  or  employee  of  an investment  adviser,  or  other  person who provides investment  advice  on behalf  of  the investment adviser and is subject to the supervision and control of the investment adviser.

The Company adopts the Adviser’s Act definition of "supervised person" but may also include in this category all temporary workers, consultants, independent contractors, and anyone else designated by the Chief Compliance Officer. For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a supervised person, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The Chief Compliance Officer shall make the final determination as to which of these are considered supervised persons.

Access Person - An Access Person is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the Company’s directors, officers, and partners are presumed to be Access Persons.

Associated Person - For purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as ‘Associated Persons’.

Advisory Client - Any person to whom or entity to which the Company serves an investment adviser, renders investment advice, or makes any investment decisions for a fee is considered to be a client.

Beneficial Ownership - Means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by members of an Access Person's immediate family living in the Access Person's household, as defined below.

Chief Compliance Officer - Means Paul Carroll, or another person that has been designated to perform the functions of Chief Compliance Officer when the named Chief Compliance Officer is not available. For purposes of reviewing the Chief Compliance Officer's own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by another qualified individual, and shall be clearly denoted in the Company’s compliance files.

Covered Securities - Means anything that is considered a "security" under the Investment Company

Act of 1940.

This is a very broad definition of security. It includes most kinds of investment instruments, including things that one might not ordinarily think of as "securities," such as:

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exchange traded funds;

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options on securities, on indexes and on currencies;

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investments in all kinds of limited partnerships;

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investments in foreign unit trusts and foreign mutual funds; and

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investments in private investment funds and hedge funds.

If there is any question or doubt about whether an investment is a considered a security or a Covered

Security under this Code, ask the Chief Compliance Officer.

Non-Reportable Securities - Rule 204A-1 does not require access persons to report:

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Direct Obligations of the US Treasury;

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Bankers’ acceptance, Certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

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Money market fund shares;

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Shares of  open  end mutual funds,  unless the Company or  a  control affiliate acts as the investment adviser or principal underwriter for the fund;

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Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds;

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Securities held in accounts over which the access person had no direct or indirect influence or control; or

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Transactions effected pursuant to an automatic investment plan.

Members of the Family/Household include:

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A spouse or domestic partner (unless they do not live in the same household as the Access

Person and the Access Person does not contribute in any way to their support);

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Children under the age of 18;

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Children who are 18 or older (unless they do not live in the same household as the AccessPerson and the Access Person does not contribute in any way to their support); and

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Any  of  the  people  who  live  in  the  Access  Person's  household  including:  stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws, and adoptive relationships.

Important Considerations About This Code

All Access Persons must complete three Reporting Forms under this Code. Additional information regarding these Reporting Forms can be found below. Copies of the Reporting Forms are included at the end of the Code or copies can be obtained from the Chief Compliance Officer.

The Chief Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:

(a) the Company expects that waivers will be granted only in rare instances, and

(b) some provisions of the Code that are mandated by law cannot be waived.

For purposes of this Code, all shareholders or other persons with Beneficial Ownership of the Company are considered an Associated Person of the Company.

The Company’s management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Associated Persons of the Company, and each  Associated Person must provide in writing their receipt, understanding, and acceptance of the changes.

If there is any doubt or uncertainty about what this Code requires or permits, ask the Chief Compliance

Officer. Please do not guess the answer.

All Associated Persons are required to sign an Agreement to Abide by the Company's Code of Ethics and to certify annual compliance with the Code.

Guidelines for Professional Standards

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At all times, all Associated Persons must comply with applicable federal securities laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.

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All Associated Persons are required to report any violation of the Code, by any person, to the Chief  Compliance Officer or other appropriate persons of  the Company immediately. Such reports will be held in confidence.

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Associated Persons must place the interests of Advisory Clients first. All Associated Persons must scrupulously avoid serving his or her own personal interests ahead of the interests of the Company's Advisory Clients. In addition, Associated Persons must work diligently to ensure that no client is preferred over any other client.

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All Associated Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or from engaging in any manipulative or deceitful practice with respect to clients or securities.

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No Associated Person may serve on the board of directors of any publicly traded company without prior written permission from the Chief Compliance Officer.

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Associated Persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of Advisory Clients and in cooperation with the Chief Compliance Officer. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company's fiduciary duties.

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Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company’s clients. Likewise, Associated Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person’s judgment.

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The Company has adopted Insider Trading Policies that set parameters for the establishment, maintenance, and enforcement of policies and procedures to detect and prevent the misuse of material non-public information.

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No Associated Person shall communicate information known to be false to others (including but not limited to clients, prospective clients and other Associated Persons) with the intention of manipulating financial markets for personal gain.

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Associated  Persons are  prohibited  from  accepting compensation  for  services  from  outside sources without the specific prior written permission of the Chief Compliance Officer.

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When any Associated Person faces a conflict or potential conflict between his or her personal interest and the interests of clients, he or she is required to immediately report the conflict to the Chief Compliance Officer for instructions regarding how to proceed.

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The  recommendations  and  actions  of  the  Company  are  confidential  and  private  matters.

Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other non-public information, except to broker/dealers or other bona fide service providers in the ordinary  course  of  business.  In  addition,  no  information  obtained  during  the  course  of employment regarding particular securities (including internal reports and recommendations) may be transmitted,  distributed,  or  communicated  to anyone who  is  not  affiliated  with  the

Company, without the prior written approval of the Chief Compliance Officer.

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No gift or other accommodation valued in excess of $100.00 may be accepted by the Company or any Associated Person from any vendor, broker, securities sales representative, client, or prospective client (a "business contact") - per business contact per year. All gifts or other accommodations, which have a value in excess of $100.00 received by Associated Persons or their Family/Household from a business contact, must be immediately reported to the Chief Compliance Officer.

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No gift or other accommodation valued in excess of $100.00 may be given to any business contact on behalf of the Company or any Associated Person, without prior written approval from the Chief Compliance Officer.

Note: Policies regarding gift receipt/giving are not intended to prohibit normal business entertainment or customary meals.

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No Associated Person shall give any contributions to the political campaign of any person who, if elected, would be in the chain of command of people who oversee any public pension fund, whether the pension fund is currently a client or could be a prospective client of the Company.

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No Associated Person shall intentionally sell to or purchase from a client any security or other property.

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No Associated Person shall provide loans or receive loans from clients.

Personal Trading Policies

General Information

The following policies and procedures apply to all accounts owned or controlled by an Access Person, and any account in which the Access Person has any direct or indirect Beneficial Ownership. These accounts are collectively referred to as "Covered Accounts." Any account in question should be addressed with the Chief Compliance Officer immediately to determine if it is considered a covered account.

Reporting Requirements

All Access Persons must file the reports described below, even if there are no holdings, transactions, or accounts to list in the reports.

Copies of all reporting forms may be obtained from the Chief Compliance Officer.

1.  Initial Holdings Reports

No later than 10 calendar days after an Associated Person becomes an Access Person (or within 10 days of the adoption of this Code if the Associated Person was already an Access Person at the time of its adoption), that Access Person must file an Initial Holdings Report with the Chief Compliance Officer.

The Initial Holdings Report requires that each Access Person list all Covered Accounts on the date the Associated Person became an Access Person. It also requires each Access Person to list all brokers, dealers, and banks holding any accounts, in which the Access Person had direct or indirect Beneficial Ownership, on the date the Associated Person became an Access Person (or on the date this Code was adopted, if the Associated Person was already an Access Person on such date).

This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief  Compliance Officer, provided all required information is included in the report. Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company.

Each Access Person must notify the Chief Compliance Officer of any updates or changes to his or her Covered Accounts within 10 days of such update or change. All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted.

2.  Quarterly Transaction Reports

No later than 30 calendar days after the end of March, June, September, and December, each year, each Access Person must file a Quarterly Transaction Report with the Chief Compliance Officer.

The Quarterly Transaction Report requires each Access Person to list all transactions in Covered Accounts  during  the  most  recent  calendar  quarter  in  which  the  Access  Person  had  Beneficial Ownership. It also requires the Access Person to list all brokers, dealers, and banks holding any Covered Accounts in which such person had direct or indirect Beneficial Ownership during the quarter. This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief  Compliance Officer, provided all required information is included in the report. Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company.

3.  Annual Holdings Reports

By January 31 of each year, each Access Person must file an Annual Holdings Report with the Chief

Compliance Officer.

The Annual Holdings Report requires the Access Person to list all securities in Covered Accounts in which the Access Person had Beneficial Ownership as of December 31 of the previous year. It also requires the Access Person to list all brokers, dealers, and banks holding any accounts in which suchperson had direct or indirect Beneficial Ownership on December 31 of the previous year. This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief  Compliance Officer, provided all required information is included in the report. Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company. All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted.

Review and Recordkeeping

The CCO shall review personal trading reports for all Access Persons no less than quarterly, and will otherwise take reasonable steps to monitor compliance with, and enforce this Code of Ethics. Evidence of the reviews shall be maintained in the Company’s files. R. Sean McCurry will review the CCO’s personal securities trading reports.

The Company reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person’s expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

If the Company discovers any trading activity that appears to be in violation of this policy, the CCO, and/or other senior representatives of the Company, will meet with the Access Person to review the findings and to discuss additional pertinent information related to the situation. Where necessary, one or more of the following remedial actions may be taken:

Written warning that will be made a permanent part of the Access Person’s record;

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Disgorgement of profits;

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Monetary fine; and/or

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Termination of employment.

Prohibited and Restricted Transactions

Access Persons may not acquire any Beneficial Ownership in any security (not just Covered Securities)

in an initial public offering without first seeking written approval from the Chief Compliance Officer.

Purchases and sales  of restricted securities issued by public companies are generally prohibited, unless the Chief Compliance Officer determines that the contemplated transaction will raise no actual, potential, or apparent conflict of interest.

Any Access Person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek written approval by the Chief Compliance Officer. In addition, if an Associated Person who owns a security in a private company knows that the company is about to engage in an IPO, he or she must disclose this information to the Chief Compliance Officer.

Participation in Investment Clubs must be approved in writing by the Chief Compliance Officer in advance of any such participation.

Timing of Personal Transactions

If the Company is purchasing/selling or considering for purchase/sale any Covered Security on behalf of a Client Account, no Access Person may effect a transaction in that Covered Security prior to the client purchase/sale having been completed by the Company, or until a decision has been made not to purchase/sell the Covered Security on behalf of the Client Account and in accordance with the Company’s pre clearance and blackout policy, if any.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the Chief Compliance Officer may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the Chief Compliance Officer. Exceptions will only be granted in those cases in which the Chief Compliance Officer determines that granting the request will create no actual, potential, or apparent conflict of interest.

Pre-clearance

As noted above, transactions in private placements and initial public offerings are prohibited, unless pre-clearance is obtained, in advance of the transaction. Pre-clearance is obtained by first completing and signing  the Personal Trade Request  Form.  (A copy of  the Personal Trade Request  Form is included in this Code, or a copy can be obtained from the Chief Compliance Officer.) The Personal Trade Request Form is then submitted to the Chief Compliance Officer for pre-clearance.

If pre-clearance is obtained, the approval is valid for the day on which it is granted and the two immediately following business days. The Chief Compliance Officer may revoke a pre-clearance any time after it is granted and before the transaction is executed.

The  Company  does  not  require  pre-clearance  of  all  Associated  Persons'  personal  securities transactions. If, however, the Chief Compliance Officer, or designee, determines an exception/red flag based on regular reviews of an Associated Person's personal securities transactions, the Chief Compliance  Officer  may  require  a  specific  Associated  Person  to  obtain,  in  advance  of  future transactions, pre-clearance for all such transactions. In all such cases, the Chief Compliance Officer shall determine beginning and ending dates for the pre-clearance requirement.

The Chief Compliance Officer will explain to the Associated Person why pre-clearance is required and have the Associated Person sign an acknowledgement of understanding and acceptance. Records of the  noted  exceptions/red  flags,  remedial  actions,  and  all  related  securities  transactions  will  be maintained in the Company’s files.

Insider Trading Policies

The purpose of these policies and procedures (the "Insider  Trading Policies") is to educate our Associated Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Company. The term "insider trading" is not defined in the securities laws, but generally, it refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

Prohibited Activities

All Associated Persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Company are prohibited from the following activities:

(a) trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(b) communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

Reporting of Material, Non-Public Information

Any Associated Person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Chief Compliance Officer. The Chief Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

Definitions

Material Information. "Material information" generally includes:

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any information that a reasonable investor would likely consider important in making his or her investment decision; or

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any  information  that  is  reasonably  certain  to  have  a  substantial  effect  on  the  price  of  a company’s securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Non-Public Information. Information is "non-public" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Insider Trading. While the law concerning "insider trading" is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Insiders. The concept of "insider" is broad, and includes all Associated Persons of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the  following:  a  company’s  attorneys,  accountants,  consultants,  bank  lending  officers  and  the Associated Persons of such organizations.

Penalties for Insider Trading

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or  all of  the penalties below even if  he/she does not personally benefit from the violation. Penalties may include:

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civil injunctions;

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jail sentences;

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revocation of applicable securities-related registrations and licenses;

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fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

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fines for the Associated Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, the Company’s management will impose serious sanctions on any person who violates the Insider  Trading  Policies. These sanctions may  include suspension or dismissal of  the person or persons involved.

Sanctions

All disciplinary responses to violations of the Code shall be administered by the Chief Compliance Officer, subject to approval by the R. Sean McCurry of the Company. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

Certification

Upon the Company’s  adoption of  this Code and  annually thereafter, all Associated Persons   are required  to  certify  in  writing  his  or  her  understanding  and  continuing  acceptance  of,  as  well  as agreement to abide by, the guidelines and polices set forth herein. Additionally, any change or modification to the Code will be distributed to all Associated Persons and they will be required to certify in writing their receipt, understanding, and acceptance of the change(s).

AGREEMENT TO ABIDE BY CODE OF ETHICS

This agreement is entered into by and between Pinnacle Family Advisors, LLC (the "Company") and the Associated Person whose name and signature is represented below.

By signing this agreement, I,                                                            , acknowledge that:

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I have received a copy of the Company’s Code of Ethics;

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I have read and understand the information contained in the Code of Ethics; and,

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I will abide by the Code of Ethics and any subsequent amendments thereto.

To comply with the personal securities transactions reporting policy and the Company’s Code of Ethics, I  further certify that I have directed each broker with whom I have a Covered Account containing Covered Securities and to send to the Company’s designated Chief Compliance Officer duplicate copies of all periodic statements relating to my accounts or have otherwise complied with the reporting requirements of the policy and the Company's Code of Ethics.

Signature

Date